Exhibit 99.1

ANTARES PHARMA REPORTS THIRD QUARTER 2017 OPERATING AND FINANCIAL RESULTS

Record Quarterly Revenue of $15.1 Million and Net Loss Per Share of $0.03

EWING, NJ, November 7, 2017 -- Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the third quarter ended September 30, 2017.  The Company reported record revenue of $15.1 million and a net loss per share of $0.03 for the three months ended September 30, 2017.   For the nine months ended September 30, 2017, the Company reported revenue of $40.5 million and a net loss per share of $0.08.

“We are very pleased with the progress of our quarterly financial results as Antares today reported record revenue driven by a significant increase in product sales, specifically OTREXUP and Sumatriptan Injection,” said Robert F. Apple, President and Chief Executive Officer of the Company.  He continued, “In the development area, we are disappointed with the outcome of the review of the XYOSTED new drug application and the delay of the potential product launch.  We continue to believe that we have a viable product in XYOSTED and will be requesting a meeting with the U.S. Food and Drug Administration to understand and resolve the deficiencies noted in the Complete Response Letter, and agree upon a path forward for a potential approval.”

Third Quarter 2017 and Recent Highlights

•	Reported third quarter 2017 revenue of $15.1 million, loss per share of $0.03 and cash, cash equivalents and short-term investments of $37.4 million at September 30, 2017.

•	OTREXUP® revenue grew 18% sequentially versus the second quarter of 2017 and 18% versus the third quarter of 2016.

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Sumatriptan Injection USP total prescriptions increased to a 27% share of the migraine auto injector market in the third quarter of 2017, up from 26% in the second quarter of 2017 according to data from Symphony Health Solutions.

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Announced the sale of the ZOMAJET™ needle-free delivery system to Ferring Pharmaceuticals for up to $14.5 million.  The transaction is subject to certain customary closing conditions and is expected to be completed by the end of 2018.

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Received a Complete Response Letter from the U.S. Food and Drug Administration (FDA) regarding the New Drug Application for XYOSTED™ (testosterone enanthate) injection.  The FDA cited two deficiencies related to clinical data.  The next step will be to request a meeting with the FDA to further evaluate the deficiencies and agree on a path forward for a potential approval of XYOSTED™.

Third Quarter and Nine Month Financial Results

Total revenue represents revenue generated from sales of OTREXUP, Sumatriptan Injection USP, product sales of auto injectors and components, development and licensing revenue and royalties.  Total Revenue was $15.1 million for the three months ended September 30, 2017, compared to $13.5 million for the comparable period in 2016. For the nine months ended September 30, 2017, total revenue was $40.5 million, compared to total revenue of $38.0 million for the nine months ended September 30, 2016.  See Table 1 attached for further details on revenues.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $13.3 million for the three months ended September 30, 2017, compared to $11.1 million for the comparable period in 2016, and were $30.7 million for the nine months ended September 30, 2017 compared to $30.6 million in the same period of 2016.  The increase in product sales for the three month period was primarily driven by an increase in OTREXUP® revenue, shipments of Sumatriptan Injection USP and the related profit earned under the profit sharing arrangement with Teva.

Development revenue was $1.5 million for the three months ended September 30, 2017, compared to $2.1 million for the comparable period in 2016, and was $7.9 million for the nine months ended September 30, 2017 compared to $6.5 million in the same period of 2016. The decrease in development revenue for the third quarter of 2017 compared to 2016 was primarily a result of lower development revenue related to the Makena® auto injector program with AMAG and the pen injector programs with Teva.  The increase in development revenue for the nine month period was primarily the result of increased development activities with AMAG for the Makena® auto injector product offset by lower development revenue from the pen injector and auto injector programs with Teva.

Gross profit increased in the three months ended September 30, 2017 to $6.5 million compared to $5.4 million in the same period in 2016. Gross profit for the nine months ended September 30, 2017 was $20.1 million as compared to $15.9 million in the comparable period of 2016.  The increase in gross profit for the three month period was primarily attributed to sales of OTREXUP® and Sumatriptan Injection USP.  The increase in gross profit for the nine month period was primarily attributable to  the recognition of $1.0 million in licensing fees previously deferred for which there was no associated cost, the recognition of previously deferred OTREXUP® revenue and sales of Sumatriptan Injection USP.

Operating expenses were $11.5 million for the three months ended September 30, 2017 compared to $11.6 million in the comparable period of 2016. Operating expenses for the nine months ended September 30, 2017 were $32.5 million as compared to $35.8 million for the same period in 2016.   The decrease in operating expenses for the three and nine month periods of 2017 was primarily due to a reduction in external clinical and development costs related to XYOSTED™ offset by an increase in sales and marketing expenses associated with the preparation for a potential launch of  XYOSTED™.

Net loss was $5.5 million for the three months ended September 30, 2017, compared to $6.1 million in the comparable period in 2016, and $13.0 million for the nine months ended September 30, 2017 compared to $19.8 million in the same period of 2016.

Net loss per share was $0.03 and $0.08 for the three and nine month periods ended September 30, 2017, respectively, and $0.04 and $0.13 for the comparable periods in 2016, respectively.

At September 30, 2017, cash, cash equivalents and short-term investments were $37.4 million compared to $27.7 million at December 31, 2016.

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review third quarter 2017 financial results via webcast and conference call on Tuesday, November 7, 2017, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “ATRS Investor Information” section of the Company’s website (www.antarespharma.com) under the “Webcast” tab.  Alternatively, callers may participate in the audio portion of the conference call by dialing 1-866-564-2842 (US), or 1-323-794-2094 (International).  Callers should reference the Antares Pharma conference call or conference identification code 8463517. We encourage interested participants to dial into the conference call at least 10 minutes prior to the scheduled start time. Callers can access the slide presentation on the “ATRS Investor Information” section of the Company’s website under the “Presentations” tab. Webcast and telephone

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replays of the conference call will be available from 11:30 a.m. ET on Tuesday, November 7, 2017, through 11:30 a.m. ET on Thursday, December 7, 2017. To access the replay, callers should dial 1-888-203-1112 (US) or 1-719-457-0820 (International) and enter passcode 8463517.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company’s product, OTREXUP® (methotrexate) injection for subcutaneous use, is approved in the U.S. for the treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. The Company’s product Sumatriptan Injection USP, is approved in the U.S. for the acute treatment of migraine and cluster headache and is distributed by Teva Pharmaceutical Industries, Ltd. (Teva). Antares Pharma is also developing an investigational new drug, XYOSTED™, for testosterone replacement therapy. The Company filed a New Drug Application, received a Complete Response Letter, and is evaluating a path forward for a potential approval of XYOSTED™. The Company's technology platforms include VIBEX® disposable auto injectors and disposable multi-use pen injectors. Antares Pharma has license, development and supply agreements with Teva that include VIBEX® epinephrine, exenatide multi-dose pen, and teriparatide multi-dose pen. The Company is also working with AMAG Pharmaceuticals on a subcutaneous method for administering Makena, a progesterone product indicated for use in lowering the risk of pre-term birth.  For more information, visit www.antarespharma.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: the Company’s ability to adequately and timely respond to the deficiencies in the XYOSTED™ CRL issued by the FDA, whether any such response will be accepted by the FDA, the Company’s ability and timing to resubmit the NDA for XYOSTED™, and FDA acceptance of the resubmitted NDA and any approval of the Company’s NDA for XYOSTED™, successful completion of the transaction with Ferring International Center, S.A. and satisfaction of the various conditions in the Ferring asset purchase agreement and payment of the full purchase price, FDA approval of the sNDA submitted by AMAG Pharmaceuticals for an auto injector for Makena and future market acceptance and revenue of the same; the outcome of the pending patent litigation between Teva Pharmaceutical Industries, Ltd. (Teva) and Eli Lilly and the Company regarding the Teriparatide multi-dose pen; FDA action with respect to Teva’s Abbreviated New Drug Application (“ANDA”) for the Teriparatide multi-dose pen and the timing and approval, if any, by the FDA of the same; Teva’s expectations about timing and approval of the VIBEX® epinephrine pen ANDA by the FDA and potential product launch of the same, the therapeutic equivalence rating thereof, and any future revenue from the same; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; FDA action with respect to Teva’s ANDA filed for the Exenatide pen and future revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  the timing and results of research projects, clinical trials,  and product candidates in development; actions by the FDA or other regulatory agencies with the respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'',

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''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 – CONSOLIDATED REVENUE DETAILS

(amounts in thousands, except for percentages)

(unaudited)

	Three Months Ended September 30,		Increase	Nine Months Ended September 30,		Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
OTREXUP®	$4,624	$3,904	18%	$13,111	$11,024	19%
Auto injector and pen injector devices	7,946	5,944	34%	14,490	15,836	(8%)
Needle-free injector devices and components	758	1,202	(37%)	3,108	3,720	(16%)
Total product sales	13,328	11,050	21%	30,709	30,581	<1%
Development revenue	1,485	2,101	(29%)	7,895	6,467	22%
Licensing revenue	19	39	(51%)	1,057	128	>100%
Royalties	220	289	(24%)	815	850	(4%)
Total revenue	$15,052	$13,479	12%	$40,476	$38,026	6%

ANTARES PHARMA, INC.

Table 2 – CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue:
Product sales	$13,328	$11,050	$30,709	$30,581
Development revenue	1,485	2,101	7,895	6,467
Licensing revenue	19	39	1,057	128
Royalties	220	289	815	850
Total revenue	15,052	13,479	40,476	38,026
Cost of Revenue	8,523	8,034	20,359	22,128
Gross profit	6,529	5,445	20,117	15,898
Research and development	3,289	5,958	9,535	15,555
Selling, general and administrative	8,186	5,623	23,013	20,241
Total operating expenses	11,475	11,581	32,548	35,795
Operating loss	(4,946)	(6,136)	(12,431)	(19,897)
Other (expense) income	(507)	15	(597)	58
Net loss	$(5,453)	$(6,121)	$(13,028)	$(19,839)
Basic and diluted net loss per common share	$(0.03)	$(0.04)	$(0.08)	$(0.13)
Basic and diluted weighted average common shares outstanding	156,401	155,061	155,852	154,952

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ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	September 30,	December 31,
	2017	2016
Assets
Cash, cash equivalents and short-term investments	$37,410	$27,715
Accounts receivable	10,147	9,073
Inventories	7,942	5,327
Equipment, molds, furniture and fixtures, net	17,297	17,867
Patent rights, net	1,631	2,045
Goodwill	1,095	1,095
Other assets	2,948	3,203
Total Assets	$78,470	$66,325

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$14,639	$13,758
Deferred revenue	3,043	7,349
Long-term debt	24,791	-
Stockholders’ equity	35,997	45,218
Total Liabilities and Stockholders’ Equity	$78,470	$66,325

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